Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-151635) on Form S-8 of Cytec Industries Inc. of our report dated June 25, 2010 on our audit of the statement of net assets available for benefits of Cytec Employees’ Savings Plan as of December 31, 2009, which appears in the 2010 annual report on Form 11-K.

Bridgewater, New Jersey

June 27, 2011